Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2015 Results
OLD GREENWICH, Connecticut—August 6, 2015
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended June 30, 2015.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the second quarter was $13.2 million, or $0.39 per basic and diluted share, as compared to net income of $19.3 million, or $0.57 per basic and diluted share, for the quarter ended March 31, 2015.

•
Book value per share as of June 30, 2015 was $22.75 on a diluted basis, after payment of a quarterly dividend in the second quarter of $0.65 per share, as compared to book value per share of $23.01 on a diluted basis as of March 31, 2015.

•	Our non-Agency strategy generated gross income of $16.5 million for the quarter ended June 30, 2015.

•	Our Agency strategy generated gross income of $1.7 million for the quarter ended June 30, 2015.

•	Our Board of Directors authorized the repurchase of up to 1.7 million of our common shares.

•
Our Board of Directors declared a dividend of $0.65 per share for the second quarter of 2015, equating to an annualized dividend yield of 14.2% based on the August 5, 2015 closing price of $18.37; dividends are paid quarterly in arrears.

Second Quarter 2015 Results
"For the second quarter of 2015, we had net income of $13.2 million or $0.39 per share," said Laurence Penn, Chief Executive Officer and President. "Despite a sharp increase in interest rates over the course of the second quarter, our disciplined hedging strategy served to insulate our book value, as we delivered an economic return of 1.7% for the quarter. While our results moderated somewhat as compared to the first quarter, we continue to be pleased with the pace of our diversification efforts. We have taken advantage of profitable selling opportunities in our non-Agency RMBS portfolio as spreads in that sector have remained relatively tight, and we are redeploying the proceeds in other areas where we continue to see attractive opportunities, including consumer loans, small balance commercial loans, European MBS and ABS, CLOs, and non-performing loans. While our leverage has declined slightly as a result of these portfolio shifts, we have been instituting financing agreements in other areas, such as consumer loans. We believe that prudent use of leverage will enhance our returns as we continue to grow these other sectors of our non-Agency portfolio.
"We are also pleased to announce that we entered into our second mortgage loan flow agreement during the quarter, under which we will purchase newly originated mortgage loans from one of the three mortgage originators in which we hold an investment stake. These efforts are just starting to bear fruit, and in June we committed to buy non-QM loans under each of these agreements. While we expect our purchase activity to be modest in the near term, we are excited about the potential opportunities we see with our mortgage originator partners.
"Finally, in light of the recent drop in our stock price, management recommended, and the Board of Directors has authorized, the repurchase of up to 1.7 million of our common shares, representing approximately 5% of our outstanding shares. While we are continuing to see an abundance of excellent investment opportunities, we believe that—at the right price—the repurchase of some of our shares can be an effective and appropriate use of our capital."
Non-Agency
Our non-Agency strategy generated gross income of $16.5 million for the second quarter, or $0.49 per share. Income from our non-Agency strategy was driven by interest income and other investment income, net realized and unrealized gains on investments, and interest rate hedges, partially offset by net losses on net credit hedges and other activities, interest expense, and other investment related expenses. During the second quarter, we turned over approximately 24% of our non-Agency bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As of June 30, 2015, our total long non-Agency portfolio was $720.8 million, as compared to $764.8 million as of March 31, 2015, representing a decrease of 5.7%. The decline in the size of our non-Agency portfolio over the course of the quarter was primarily related to our selling of non-Agency RMBS, in anticipation of redeploying the proceeds in several of our other non-Agency asset classes. Our RMBS, CMBS, residential, consumer and commercial mortgage loans, CLOs, and credit hedges all contributed positively to our results for the quarter, while our equities trading strategy and distressed debt and equity investments served as a drag on our results. We implement our equities trading strategy through the use of total return swaps, and their contribution to our results is included in our summary operating results under the caption "Net credit hedges and other activities."

During the second quarter, global financial markets continued to experience a high level of volatility, principally driven by macroeconomic instability, particularly around China and Greece, as well as ongoing speculation around the timing of interest rate increases by the Federal Reserve. Global fixed-income assets were subject to a significant sell-off over the course of the quarter, and U.S. fixed income asset prices generally declined. However, non-Agency RMBS performed relatively well during the quarter and asset prices generally held firm. The non-Agency RMBS market continues to be supported by favorable technical conditions, most notably the absence of a new issue market (in contrast with the CMBS market, where new issue supply has been heavy), as well as the relative dearth of higher-yielding U.S. fixed-income assets generally. More stable non-Agency RMBS performed particularly well, as there continues to be little forced selling, available supply is dwindling as outstanding deals continue to amortize, and as domestic insurance companies continue to be attracted to the relatively high yields. On the fundamental side, modestly increasing home prices and overall improvements in mortgage delinquency and foreclosure rates continue to support non-Agency RMBS valuations. Notwithstanding the overall positive performance trend, we believe that careful loan-level analysis continues to be very important in security selection. As of June 30, 2015, our investments in U.S. non-Agency RMBS totaled $350.2 million as compared to $442.2 million as of March 31, 2015.
During the second quarter, we had net gains from our interest rate and credit hedges, and net losses from our foreign currency hedges. Our interest rate hedges benefited from the sharp rise in interest rates during the quarter, while our credit hedges benefited from the global widening in credit spreads. While the appreciation of the euro and the British pound sterling relative to the U.S. dollar led to losses on our currency hedges, we had offsetting translation gains on our European non-dollar denominated assets. Our interest rate hedges remain principally in the form of interest rate swaps and, to a lesser extent, Eurodollar and U.S. Treasury futures. Our credit hedges remain primarily in the form of short credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices. We continue to believe that the entire non-Agency MBS market remains vulnerable, especially to substantial unexpected increases in long-term interest rates. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks.
The combination of global market volatility and a heavy new issue supply calendar led to significantly wider CMBS spreads during the second quarter. CMBS spreads had actually tightened somewhat in the early part of the quarter, but they widened sharply towards the end of the quarter. CMBS new issuance picked up substantially in the second quarter after a relatively light first quarter; as a result new issuance for the first half of 2015 ran 15% higher than the comparable period in 2014. Our portfolio continues to include "B-pieces" that we purchased at original issuance. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. We continue to believe that CMBS B-pieces represent an attractive complement to our legacy CMBS holdings, which tend to be lower yielding but more liquid than CMBS B-pieces. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is broadly available in the secondary market, and to better target the collateral profiles and structures we prefer. In our CMBS derivative portfolio, as CMBS credit spreads oscillated during the second quarter, we tactically added to our hedges while selling legacy long CMBX positions in the beginning of the quarter. As the market sold off towards the end of the second quarter, we covered some of our CMBX hedges. Our CMBS portfolio contributed modestly to net income in the second quarter as widening credit spreads weighed on asset prices. As of June 30, 2015, our investment in U.S. CMBS was $38.6 million, as compared to $41.1 million as of March 31, 2015.
We remain active in distressed small balance commercial loans. As of June 30, 2015, our portfolio included twenty loans and one REO property with an aggregate value of $57.4 million, as compared to nineteen loans and one REO property with an aggregate value of $41.0 million as of March 31, 2015. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. We continue to acquire small balance commercial loans through existing channels, and we are actively broadening our investment sourcing capabilities. Our distressed small balance commercial loan portfolio contributed positively to our second quarter results.
During the second quarter, we continued to be active in the European MBS/ABS and CLO markets. In contrast to the first quarter when many European credit-sensitive assets traded at all-time highs, fears of a Greek economic collapse and ultimate exit from the euro caused credit spreads to widen in the second quarter, and also caused market liquidity to decrease significantly. While we had been sellers into strength of European credit-sensitive assets in the first quarter, we reversed course in the second quarter following the spread widening. Over the course of the second quarter, we increased our holdings of European RMBS and CLOs, while holding our European CMBS and consumer ABS fairly constant. Most notably, in June we purchased, in securitized format, a portfolio of non-performing Spanish residential and commercial mortgage loans and REO. This transaction represents our second Spanish NPL investment, including the consumer NPL package that we purchased last summer, and we continue to believe that the Spanish NPL market presents attractive opportunities for us. Net of hedges, including currency hedges, our European non-dollar denominated portfolio generated modest positive income for the second quarter. We had increased our credit hedge positions in the first quarter when credit spreads tightened; these credit hedges generated profits as credit spreads widened in the second quarter, more than offsetting the losses on our assets. As of June 30, 2015, our investments in European non-dollar denominated assets totaled $102.3 million, as compared to $48.3 million as of

March 31, 2015. As of June 30, 2015 our total holdings of European non-dollar denominated assets included $35.6 million in RMBS, $11.3 million in CMBS, $51.2 million in CLOs, $3.9 million in ABS, and $0.4 million in distressed corporate debt. As of March 31, 2015 our total holdings of European non-dollar denominated assets included $14.8 million in RMBS, $11.1 million in CMBS, $19.0 million in CLOs, and $3.4 million in ABS. These assets include securities denominated in British pounds as well as in euros.
The U.S. CLO market also experienced significant spread widening during the second quarter. In addition to widening in sympathy with other credit-sensitive fixed income sectors, the CLO market was also adversely impacted by aggressive selling by large banks in advance of quarter end, as they contended with the balance sheet limitations imposed by the "Volker Rule." We took the opportunity to buy legacy CLOs at attractive prices in light of the spread widening that occurred during the quarter, but on a net basis, our portfolio declined in size over the course of the quarter, in part because certain of our CLO equity positions were optionally redeemed. Since we owned these CLO equity positions at a discount to net asset value, they benefited from the optional redemptions. Within our U.S. CLO portfolio, we remained focused on the legacy sector, where we continue to find opportunities in both mezzanine and equity tranches. In contrast, we continue to believe that more recently issued CLOs do not currently provide attractive risk-adjusted returns, particularly given that the underlying loans were generally originated with relaxed underwriting standards, or "covenant light" features. Including credit hedges, our U.S. CLO portfolio contributed modestly to our second quarter results. Our U.S. CLO portfolio declined to $47.2 million as of June 30, 2015, from $69.9 million as of March 31, 2015.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs." After increasing substantially in the first quarter, sale volumes on NPLs moderated somewhat during the second quarter. Currently, large banks represent the biggest sellers of these assets, although in the second quarter, Fannie Mae completed its first NPL sale, joining Freddie Mac and HUD in the group of government agency sellers. Competition for these assets remains quite strong, with REITs, private equity firms, and large investment management firms remaining the most significant purchasers. While we have continued to actively acquire residential NPLs, our focus remains on smaller, less competitively-bid pools, containing both non-performing and sub-performing assets. We have found that these smaller transactions offer not only better potential returns, but also more attractive terms. During the second quarter, our NPL portfolio declined as we net sold certain re-performing loans that had increased in value. Our residential NPL pools performed well during the quarter. As of June 30, 2015, we held $28.4 million in residential NPLs and related foreclosure property as compared to $37.9 million as of March 31, 2015.
During the second quarter, we continued to add to our consumer loan portfolio, which now includes unsecured loans as well as auto loans. Currently, we are actively purchasing, under flow agreements, unsecured consumer loans and auto loans from multiple originators. Our U.S. consumer loan and ABS portfolio performed well in the second quarter, and we expect its contribution to increase as the portfolio continues to ramp up. In July we executed a financing agreement, and borrowings under this facility will be secured by the majority of our purchased consumer loans. As of June 30, 2015, our investments in U.S. consumer loans and ABS totaled $48.5 million, as compared to $31.4 million as of March 31, 2015.
We have taken a measured approach with our distressed corporate debt investments. While many of the key sectors (such as oil and gas, coal, iron ore, and shipping) remain under pressure, we believe that more attractive entry points in these sectors will develop in the future. Given this view, we have focused our efforts on senior secured leveraged loans. We acquire certain of our distressed corporate debt exposures using total return swaps, which effectively provide us with embedded financing for assets in which we wish to invest. During the second quarter, our distressed corporate debt portfolio generated a modest net loss, inclusive of credit hedges. As of June 30, 2015, our holdings of distressed corporate debt, including related equity and the underlying value of loans acquired through total return swap contracts, totaled $56.4 million, as compared to $53.9 million as of March 31, 2015.
In June, we committed to our first purchases of newly issued "non-QM" mortgage loans, under flow agreements entered into with two of the three mortgage originators in which we have invested. While over the near term we expect the purchase flow to be modest, we believe that it will grow meaningfully over the medium to longer term. After an initial ramp-up period, we would also expect to finance most of the loans we acquire using reverse repurchase agreements. Meanwhile we are continuing to explore making investments in other mortgage originators where we see opportunities to enhance longer term enterprise values and/or to establish strategic relationships, including where we could gain access to desirable assets, such as through flow agreements.
Agency
Our Agency strategy generated gross income of $1.7 million, or $0.05 per share, during the second quarter of 2015. Since interest rates increased during the second quarter, our specified pools generated net losses, but our interest rate hedges generated net gains that more than offset these losses.

Consistent with past quarters, as of June 30, 2015, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics.
The second quarter was marked by significant volatility. The 10-year U.S. Treasury yield began the second quarter at 1.92%, and while it initially dipped lower in the early part of the quarter, its overall trend during the quarter was decidedly higher, as it ended the quarter at 2.35%. In addition, the yield curve steepened as the 2-year U.S. Treasury yield increased only 0.09%, to 0.64%. The average rate for a fixed rate 30-year conventional mortgage also increased sharply over the course of the second quarter, climbing 0.38% to 4.08% as of June 30, 2015. As a result of this sharp increase, refinancing activity slowed, especially in the latter half of the second quarter.
Yield spreads on Agency RMBS generally widened in the second quarter. The drop in mortgage rates that had occurred in the first quarter led to increased refinancings, and therefore increased Agency pool production, in the first half of the second quarter; this increased supply was then exacerbated by the reduced purchase activity of the Federal Reserve. Even though demand from banks, money managers, and foreign investors has remained strong, the demand could not keep up with the added supply. Given the recent increase in interest rates, we believe that the level of supply will likely decline in the coming quarters. While in the first quarter specified pools had benefited from their prepayment protection features relative to their generic or TBA counterparts, this trend reversed in the second quarter as interest rates rose, and as a result TBA roll prices improved and pay-ups cheapened. Pay-ups are price premiums for specified pools relative to their TBA counterparts. In addition to cheapening on account of the fundamental decline in the value of prepayment protection, pay-ups cheapened further as a result of several technical factors, including an increase in prices for TBA rolls (giving TBAs an added carry advantage) and a general sentiment shift away from prepayment protected assets. The weighted average market pay-up for our specified pools decreased to 0.75% as of June 30, 2015 from 1.11% as of March 31, 2015.
We took advantage of the volatility in pay-ups to harvest some gains early in the quarter, and then re-establish our exposure to pay-ups at cheaper levels later in the quarter. Our portfolio turnover for the quarter was 20% (as measured by sales and excluding paydowns), and we captured net realized gains of $0.5 million, excluding hedges. Our interest rate hedges, which were largely concentrated in interest rate swaps and short TBA positions, generated net gains over the course of the quarter, partially offsetting the net realized and unrealized losses from our long portfolio. We believe that the risk of substantial interest rate and prepayment volatility remains heightened, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs.
During the second quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. We also continued to be active in the reverse mortgage pool sector, although we slightly reduced our holdings during the second quarter. Our Agency RMBS portfolio also includes a small allocation to Agency IOs, where we slightly increased our holdings during the quarter. Our overall Agency RMBS portfolio, excluding TBAs, decreased in size to $1.124 billion as of June 30, 2015 from $1.141 billion as of March 31, 2015.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $614.8 million and a fair value of $654.5 million as of June 30, 2015, and a notional value of $617.6 million and a fair value of $664.0 million as of March 31, 2015. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of June 30, 2015 and March 31, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.0% and 3.9%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.6% and 8.0% as of June 30, 2015 and March 31, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as, with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 1.70% and 4.26% for the quarter and six months ended June 30, 2015. Based on our diluted net-asset-value-based total return of 159.70% from our inception (August 17, 2007) through June 30, 2015, our annualized inception-to-date diluted net-asset-value-based total return was 12.89% as of June 30, 2015.
The following table summarizes our operating results for the quarters ended June 30, 2015 and March 31, 2015:

	Quarter Ended June 30, 2015	Per Share	% of Average Equity	Quarter Ended March 31, 2015	Per Share	% of Average Equity	Six Months Ended June 30, 2015	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income and other investment income	$17,797	$0.52	2.27%	$17,646	$0.52	2.25%	$35,443	$1.04	4.52%
Net realized gain	11,208	0.33	1.43%	10,875	0.32	1.38%	22,083	0.65	2.82%
Change in net unrealized gain (loss)	(9,000)	(0.26)	(1.15)%	(6,177)	(0.18)	(0.79)%	(15,177)	(0.44)	(1.94)%
Net interest rate hedges(1)	900	0.03	0.12%	(3,837)	(0.11)	(0.49)%	(2,937)	(0.09)	(0.37)%
Net credit hedges and other activities(2)	(1,614)	(0.05)	(0.21)%	2,534	0.07	0.32%	920	0.03	0.12%
Interest expense	(1,586)	(0.05)	(0.20)%	(1,766)	(0.05)	(0.22)%	(3,352)	(0.10)	(0.43)%
Other investment related expenses	(1,163)	(0.03)	(0.15)%	(820)	(0.02)	(0.10)%	(1,983)	(0.06)	(0.25)%
Total non-Agency MBS, mortgage loans, ABS, and other profit	16,542	0.49	2.11%	18,455	0.55	2.35%	34,997	1.03	4.47%
Agency RMBS:
Interest income	8,204	0.24	1.05%	9,008	0.26	1.15%	17,212	0.51	2.20%
Net realized gain	476	0.01	0.06%	6,485	0.19	0.83%	6,961	0.20	0.89%
Change in net unrealized gain (loss)	(13,750)	(0.40)	(1.75)%	5,280	0.15	0.67%	(8,470)	(0.25)	(1.08)%
Net interest rate hedges(1)	7,814	0.23	1.00%	(13,616)	(0.40)	(1.73)%	(5,802)	(0.17)	(0.74)%
Interest expense	(1,069)	(0.03)	(0.14)%	(1,019)	(0.03)	(0.13)%	(2,088)	(0.06)	(0.27)%
Total Agency RMBS profit	1,675	0.05	0.22%	6,138	0.17	0.79%	7,813	0.23	1.00%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	18,217	0.54	2.33%	24,593	0.72	3.14%	42,810	1.26	5.47%
Other interest income (expense), net	8	—	0.00%	(25)	—	0.00%	(17)	—	0.00%
Other expenses	(5,002)	(0.15)	(0.64)%	(5,151)	(0.15)	(0.66)%	(10,153)	(0.30)	(1.30)%
Net increase in equity resulting from operations	$13,223	$0.39	1.69%	$19,417	$0.57	2.48%	$32,640	$0.96	4.17%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	71			156			227
Net increase in shareholders' equity resulting from operations(6)	$13,152	$0.39	1.69%	$19,261	$0.57	2.47%	$32,413	$0.96	4.17%
Weighted average shares and convertible units(3) outstanding	34,091			34,091			34,091
Average equity (includes non-controlling interests)(4)	$782,691			$785,653			$783,993
Weighted average shares and LTIP units outstanding(5)	33,879			33,879			33,879
Average shareholders' equity (excludes non-controlling interests)(4)	$776,485			$779,720			$777,904

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of June 30, 2015 and March 31, 2015:
Investment Portfolio

	June 30, 2015					March 31, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$613,651	$402,122	$65.53	$376,453	$61.35	$734,243	$483,089	$65.79	$451,153	$61.44
Non-Agency CMBS and Commercial Mortgage Loans	210,513	103,179	49.01	107,124	50.89	199,557	89,259	44.73	91,660	45.93
ABS and Consumer Loans	116,014	113,796	98.09	115,780	99.80	96,050	93,600	97.45	96,715	100.69
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans	940,178	619,097	65.85	599,357	63.75	1,029,850	665,948	64.66	639,528	62.10
Agency RMBS:
Floating	17,833	18,882	105.89	18,728	105.02	15,974	16,995	106.40	16,900	105.80
Fixed	950,984	1,016,592	106.90	1,008,275	106.02	953,065	1,034,830	108.58	1,012,092	106.19
Reverse Mortgages	53,117	58,613	110.35	58,517	110.17	56,122	62,692	111.71	61,604	109.77
Total Agency RMBS	1,021,934	1,094,087	107.06	1,085,520	106.22	1,025,161	1,114,517	108.72	1,090,596	106.38
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans	$1,962,112	$1,713,184	$87.31	$1,684,877	$85.87	$2,055,011	$1,780,465	$86.64	$1,730,124	$84.19
Agency Interest Only RMBS	n/a	$30,385	n/a	$30,277	n/a	n/a	$26,335	n/a	$27,832	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	43,620	n/a	44,188	n/a	n/a	36,664	n/a	36,487	n/a
TBAs:
Long	$25,090	$24,933	$99.38	$24,891	$99.20	$26,990	$27,590	$102.22	$27,318	$101.22
Short	(1,063,670)	(1,119,975)	105.29	(1,120,845)	105.38	(1,083,180)	(1,154,779)	106.61	(1,150,419)	106.21
Net Short TBAs	$(1,038,580)	$(1,095,042)	$105.44	$(1,095,954)	$105.52	$(1,056,190)	$(1,127,189)	$106.72	$(1,123,101)	$106.34
Long U.S. Treasury Securities	$—	$—	$—	$—	$—	$17,645	$17,683	$100.21	$17,677	$100.18
Short U.S. Treasury Securities	(39,000)	(38,396)	98.45	(38,531)	98.80	(20,536)	(20,920)	101.87	(20,575)	100.19
Short European Sovereign Bonds	(24,600)	(25,013)	101.68	(26,079)	106.01	(19,039)	(20,183)	106.01	(22,575)	118.57
Repurchase Agreements	53,790	53,788	100.00	53,799	100.02	44,755	44,754	100.00	45,073	100.71
Corporate Debt	45,593	26,278	57.64	29,543	64.80	34,484	31,836	92.32	33,293	96.55
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	16,204	n/a	16,238	n/a	n/a	16,162	n/a	16,295	n/a
Non-Exchange Traded Corporate Equity	n/a	6,145	n/a	5,819	n/a	n/a	5,138	n/a	4,979	n/a
Short Common Stock	n/a	—	n/a	—	n/a	n/a	—	n/a	—	n/a
Real Estate Owned	n/a	9,502	n/a	9,087	n/a	n/a	9,070	n/a	8,646	n/a
Total Net Investments		$740,655		$713,264			$799,815		$754,155

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Includes equity tranches and similar securities.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	June 30, 2015		March 31, 2015
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$61,075	$(6,445)	$34,304	$(5,641)
Short CDS on RMBS and CMBS Indices	(64,458)	2,532	(89,105)	2,332
Short CDS on Individual RMBS	(18,174)	9,169	(19,986)	10,570
Net Mortgage-Related Derivatives	(21,557)	5,256	(74,787)	7,261
Long CDS referencing Corporate Bond Indices	432,911	61,542	337,251	48,235
Short CDS referencing Corporate Bond Indices	(315,202)	(24,400)	(284,968)	(28,976)
Long CDS on Corporate Bonds	—	—	1,980	(771)
Short CDS on Corporate Bonds	(9,970)	(320)	(9,970)	(368)
Purchased Options on CDS on Corporate Bond Indices(2)	74,556	564	156,950	21
Written Options on CDS on Corporate Bond Indices(3)	(518,680)	(1,334)	(218,500)	(431)
Long Total Return Swaps on Corporate Equities(4)	54,960	(2)	66,114	(17)
Short Total Return Swaps on Corporate Equities(4)	(78,997)	(13)	(89,620)	—
Long Total Return Swaps on Corporate Loans(5)	35,969	(1,656)	27,455	(189)
Interest Rate Derivatives:
Long Interest Rate Swaps	826,718	8,465	1,327,326	21,497
Short Interest Rate Swaps	(1,163,590)	(2,747)	(1,818,044)	(24,535)
Long U.S. Treasury Note Futures(6)	204,300	46	168,200	993
Long Eurodollar Futures(7)	23,000	24	39,000	23
Long Equity Index Futures (8)	8,321	(10)	9,067	(8)
Short Eurodollar Futures(7)	(644,000)	(457)	(645,000)	(417)
Purchased Payer Swaptions	126,000	(40)	45,000	2,212
Written Payer Swaptions	—	—	(158,500)	(1,751)
Purchased Receiver Swaptions	29,000	710	—	—
Purchased Straddle Swaptions	22,000	(30)	—	—
Written Receiver Swaptions	(13,000)	(594)	—	—
Written Straddle Swaptions	(14,000)	9	(4,600)	(68)
Purchased Options on U.S. Treasury Security Futures(9)	—	—	7,200	77
Purchased Options on Eurodollar Futures(10)	—	—	130,000	6
Total Net Interest Rate Derivatives		5,376		(1,971)
Other Derivatives:
Long Foreign Currency Forwards(11)	13,856	(126)	4,033	(4)
Short Foreign Currency Forwards(12)	(114,200)	1,113	(54,342)	(713)
Warrants(13)	1,554	100	1,554	100
Loan Purchase Commitments(14)	1,680	—	—	—
Total Net Derivatives		$46,100		$22,177

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2015, derivative assets and derivative liabilities were $91.7 million and $45.6 million, respectively, for a net fair value of $46.1 million, as reflected in "Total Net Derivatives" above. As of March 31, 2015, derivative assets and derivative liabilities were $89.8 million and $67.7 million, respectively, for a net fair value of $22.2 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(4)	Notional value represents number of underlying shares times the closing price of the underlying security.

(5)	Notional value represents outstanding principal balance on underlying corporate debt.

(6)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of June 30, 2015 and March 31, 2015, a total of 1,644 and 1,191 contracts were held, respectively.

(7)	Every $1,000,000 in notional value represents one contract.

(8)	Notional value represents the number of contracts held times 50 times the Index price at period end; as of June 30, 2015 and March 31, 2015, 81 and 88 contracts were held, respectively.

(9)	Represents the option on our part to enter into a futures contract with a counterparty; as of March 31, 2015, 72 contracts were held.

(10)	Represents the option on the part of a counterparty to enter into a futures contract with us. Every $1,000,000 in notional value represents one contract.

(11)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(12)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(13)	Notional amount represents number of warrants.

(14)	Notional amount represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of June 30, 2015, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$162	$(194)
Agency RMBS - Fixed Pools and IOs	22,482	(27,925)
TBAs	(21,404)	26,817
Non-Agency RMBS, CMBS, CLOs, and Mortgage Loans	4,603	(4,224)
Interest Rate Swaps	(7,017)	6,665
Options on Interest Rate Swaps and Futures	24	103
U.S. Treasury Securities	(1,358)	1,301
Eurodollar and U.S. Treasury Futures	3,715	(3,715)
Mortgage-Related Derivatives	(86)	108
Corporate Securities and Derivatives on Corporate Securities	311	(2,208)
Repurchase Agreements and Reverse Repurchase Agreements	(2,133)	2,319
	$(701)	$(953)

(1)
Based on the market environment as of June 30, 2015. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of June 30, 2015	For the Quarter Ended June 30, 2015		As of March 31, 2015	For the Quarter Ended March 31, 2015
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$269,445	$299,675	2.12%	$315,802	$347,815	2.07%
Agency RMBS	1,090,963	1,095,056	0.39%	1,079,881	1,139,489	0.36%
Total Excluding U.S. Treasury Securities	1,360,408	1,394,731	0.76%	1,395,683	1,487,304	0.76%
U.S. Treasury Securities	—	32,638	(0.01)%	429	17,922	0.10%
Total	$1,360,408	$1,427,369	0.75%	$1,396,112	$1,505,226	0.75%
Leverage Ratio (2)	1.75:1			1.78:1
Leverage Ratio Excluding U.S. Treasury Securities (2)	1.75:1			1.78:1

(1)	Borrowed amounts exclude $0.7 million in securitized debt as of both June 30, 2015 and March 31, 2015, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.7 million as of both June 30, 2015 and March 31, 2015, respectively.

From time to time we may have outstanding reverse repo on our positions in long U.S. Treasury securities. Our leverage ratio (excluding reverse repo borrowings on U.S. Treasury securities) decreased slightly to 1.75:1 as of June 30, 2015, as compared to 1.78:1 as of March 31, 2015. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
By Remaining Maturity (1)(2)

(In thousands)	As of June 30, 2015		As of March 31, 2015
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$163,608	12.0%	$503,021	36.0%
31-60 Days	140,488	10.3%	336,857	24.1%
61-90 Days	260,762	19.2%	281,189	20.2%
91-120 Days	206,113	15.1%	22,413	1.6%
121-150 Days	145,900	10.7%	—	—%
151-180 Days	312,866	23.0%	87,741	6.3%
181-360 Days	21,143	1.6%	23,503	1.7%
> 360 Days	109,528	8.1%	141,388	10.1%
	$1,360,408	100.0%	$1,396,112	100.0%

(1)	Borrowed amounts exclude $0.7 million in securitized debt as of both June 30, 2015 and March 31, 2015, respectively, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had a de minimis amount of securitized debt outstanding as of June 30, 2015 and March 31, 2015. The weighted average remaining term on our reverse repos as of June 30, 2015 and March 31, 2015 was 132 and 102 days, respectively. Our repo includes a $150 million "non-mark-to-market" reverse repo facility which provides financing for certain types of non-Agency assets. The facility converts to a rolling facility with a six month cancellation notice period in March 2016 and automatic termination in September 2017. Under the terms of the facility, no additional collateral is required to be posted by us based on changes in market values of the underlying assets; however, all payments and prepayments of principal received on financed assets are applied to reduce the amount outstanding under this facility.

Our borrowings outstanding under reverse repos were with a total of seventeen counterparties as of June 30, 2015. As of June 30, 2015, we held liquid assets in the form of cash and cash equivalents in the amount of $123.9 million.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of our derivatives/hedging and other investment results for the quarters ended June 30, 2015 and March 31, 2015:

(In thousands)	Quarter Ended June 30, 2015			Quarter Ended March 31, 2015
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,187)	$6,238	$5,051	$(1,217)	$(8,082)	$(9,299)
Swaptions	—	—	—	—	(1,459)	(1,459)
Futures	—	(146)	(146)	—	(525)	(525)
Net TBAs Held Short	—	3,622	3,622	—	(5,612)	(5,612)
Net U.S. Treasuries Held Long	(133)	320	187	(44)	(514)	(558)
Total Interest Rate Hedges	(1,320)	10,034	8,714	(1,261)	(16,192)	(17,453)
Net Credit Hedges and other activities(2)	780	(2,394)	(1,614)	(1,558)	4,092	2,534
Total Hedges	$(540)	$7,640	$7,100	$(2,819)	$(12,100)	$(14,919)

(1)	Net interest expense represents fixed rate periodic payments made by us.

(2)	Net interest expense includes dividend expense related to common stock sold short.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 2.5% and 2.6% for the quarters ended June 30, 2015 and March 31, 2015, respectively. We did not incur incentive fee expense for either of the first or second quarters.
Dividends
On August 3, 2015, our Board of Directors declared a dividend of $0.65 per share for the second quarter of 2015, payable on September 15, 2015 to shareholders of record on September 1, 2015. We expect to continue to recommend quarterly dividends of $0.65 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This program supersedes the program that was previously adopted on August 4, 2011.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.

Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, August 7, 2015, to discuss our financial results for the quarter ended June 30, 2015. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 83803840. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 7, 2015, at approximately 2 p.m. Eastern Time through Friday, August 14, 2015 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 83803840. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 13, 2015 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Six Month Period Ended
(In thousands, except per share amounts)	June 30, 2015	March 31, 2015	June 30, 2015
Investment income
Interest income	$25,739	$26,513	$52,252
Other investment income	1,023	293	1,316
Total investment income	26,762	26,806	53,568
Expenses
Base management fee	2,920	2,952	5,872
Interest expense	2,867	2,986	5,853
Other investment related expenses	1,163	1,202	2,365
Other operating expenses	2,082	2,199	4,281
Total expenses	9,032	9,339	18,371
Net investment income	17,730	17,467	35,197
Net realized gain (loss) on:
Investments	14,045	9,734	23,779
Financial derivatives, excluding currency forwards	(9,693)	(5,834)	(15,527)
Financial derivatives—currency forwards	(4,320)	5,796	1,476
Foreign currency transactions	729	733	1,462
	761	10,429	11,190
Change in net unrealized gain (loss) on:
Investments	(19,875)	693	(19,182)
Financial derivatives, excluding currency forwards	10,944	(2,644)	8,300
Financial derivatives—currency forwards	1,704	(1,465)	239
Foreign currency translation	1,959	(5,063)	(3,104)
	(5,268)	(8,479)	(13,747)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(4,507)	1,950	(2,557)
Net increase in equity resulting from operations	13,223	19,417	32,640
Less: Increase in equity resulting from operations attributable to non-controlling interests	71	156	227
Net increase in shareholders' equity resulting from operations	$13,152	$19,261	$32,413
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.39	$0.57	$0.96
Weighted average shares and LTIP units outstanding	33,879	33,879	33,879
Weighted average shares and convertible units outstanding	34,091	34,091	34,091

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	June 30, 2015	March 31, 2015	December 31, 2014(1)
ASSETS
Cash and cash equivalents	$123,856	$156,250	$114,140
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,844,920, $1,902,651, and $2,122,326)	1,870,251	1,950,943	2,172,082
Financial derivatives–assets, at fair value (Net cost – $87,291, $78,599, and $61,560)	91,665	89,844	80,029
Repurchase agreements (Cost – $53,799, $45,073, and $172,001)	53,788	44,754	172,001
Total Investments, financial derivatives, and repurchase agreements	2,015,704	2,085,541	2,424,112
Due from brokers	122,255	112,763	146,965
Receivable for securities sold	1,197,613	1,230,339	1,237,592
Interest and principal receivable	12,096	15,635	20,611
Other assets	3,344	2,484	1,935
Total assets	$3,474,868	$3,603,012	$3,945,355
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $1,185,455, $1,193,569, and $1,290,091)	$1,183,384	$1,195,882	$1,291,370
Financial derivatives–liabilities, at fair value (Net proceeds – $35,500, $37,184, and $33,555)	45,565	67,667	66,116
Total investments and financial derivatives	1,228,949	1,263,549	1,357,486
Reverse repurchase agreements	1,360,408	1,396,112	1,669,433
Due to brokers	36,673	32,778	22,224
Payable for securities purchased	63,200	116,276	98,747
Securitized debt (Proceeds – $649, $663, and $749)	655	669	774
Accounts payable and accrued expenses	2,676	3,218	2,798
Base management fee payable	2,919	2,953	2,963
Interest and dividends payable	2,293	2,020	2,386
Other liabilities	13	13	—
Total liabilities	2,697,786	2,817,588	3,156,811
EQUITY	777,082	785,424	788,544
TOTAL LIABILITIES AND EQUITY	$3,474,868	$3,603,012	$3,945,355
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(33,449,678, 33,449,678, and 33,449,678 shares issued and outstanding)	$761,181	$770,051	$772,811
Additional paid-in capital–LTIP units	9,538	9,440	9,344
Total Shareholders' Equity	770,719	779,491	782,155
Non-controlling interests	6,363	5,933	6,389
Total Equity	$777,082	$785,424	$788,544
PER SHARE INFORMATION:
Common shares, no par value	$23.04	$23.30	$23.38
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$22.75	$23.01	$23.09

(1)	Derived from audited financial statements as of December 31, 2014.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.